As filed with the Securities and Exchange Commission on June 21, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DropCar, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	98-0204758
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1412 Broadway, Suite 2105

New York, New York 10018

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

WPCS International Incorporated Amended and Restated 2014 Equity Incentive Plan

Inducement Stock Option Award

(Full title of the plan)

Spencer Richardson, Chief Executive Officer

DropCar, Inc.

1412 Broadway, Suite 2105

New York, New York 10018

(Name and address of agent for service)

646-342-1595

(Telephone number, including area code, of agent for service)

With copies to:

Kenneth R. Koch, Esq.

Daniel A. Bagliebter, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

666 Third Avenue

New York, New York 10017

212-935-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common stock, $0.0001 par value per share	1,612,500 (1)	$1.45	$2,338,125	$291.10
Common stock, $0.0001 par value per share	183,699 (2)	$1.45	$266,363.55	$33.16
Total:	1,796,199	$1.45	$2,604,488.55	$324.26

(1)	This registration statement (this “Registration Statement”) covers the registration of 1,612,500 additional shares of common stock, $0.0001 par value per share (the “Common Stock”), of DropCar, Inc. (the “Company”) which may be offered and sold upon the exercise of options or issuance of stock-based awards which may hereinafter be issued under the WPCS International Incorporated Amended and Restated 2014 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions in accordance with the anti-dilution provisions of the Plan. The Company previously filed a Registration Statement on Form S-8 on February 21, 2017 (File No. 333-216145), which registered 914,773 shares of Common Stock for issuance under the Plan. All share numbers reflect the 1-for-4 reverse stock split effected by the Company on January 30, 2018.

(2)

Consists of 183,699 shares of common stock issuable upon exercise of a non-qualified stock option granted to Victoria C. Pasquale, Chief Human Resources Officer of the Registrant, on May 14, 2018. Pursuant to Rule 416(a) under the Securities Act, the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions in accordance with the anti-dilution provisions of the non-qualified option agreement between the Registrant and Ms. Pasquale.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s common stock as reported by the Nasdaq Capital Market on June 15, 2018.

EXPLANATORY NOTE

DropCar, Inc. (the “Company”) has prepared this registration statement on Form S-8 (the “Registration Statement”) to register an additional 1,612,500 shares of the Company’s common stock, par value $0.0001 per share, for issuance under the WPCS International Incorporated Amended and Restated 2014 Equity Incentive Plan (the “Plan”). Accordingly, pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement relating to the Plan (Registration File No. 333-216145) filed with the Securities and Exchange Commission (the “Commission”) on February 21, 2017 are hereby incorporated herein by reference.

This Registration Statement additionally registers 183,699 shares of common stock issuable upon exercise of a non-qualified stock option granted to Victoria C. Pasquale, Chief Human Resources Officer of the Registrant, on May 14, 2018, pursuant to the terms of a Non-Qualified Stock Option Agreement by and between the Registrant and Ms. Pasquale, dated as of May 14, 2018 (the “Pasquale Option Agreement”) as an inducement material to her entering into employment with the Registrant.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the Plan covered by this Registration Statement and to Ms. Pasquale pursuant to the Pasquale Option Agreement as required by Rule 428(b)(1). Such documents are not required to be filed with the Commission as part of this Registration Statement.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement (other than, in each case, documents or information deemed to be furnished and not filed in accordance with Commission rules):

a)	The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2017, filed on July 21, 2017.

b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended July 31, 2017, October 31, 2017 and March 31, 2018 filed on September 12, 2017, December 15, 2017 and May 21, 2018, respectively (File Nos. 001-34643);

c)	The Company’s Current Reports on Form 8-K and Form 8-K/A, as applicable, filed on September 6, 2017, October 10, 2017, November 21, 2017, December 6, 2017, January 17, 2018, January 30, 2018, February 5, 2018, March 9, 2018, March 21, 2018, April 2, 2018 and April 20, 2018 (File Nos. 001-34643);

d)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38045) filed under the Exchange Act, filed with the Commission on February 26, 2010, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference or deemed to be a part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference or deemed to be a part of this Registration Statement modifies or supersedes such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be a part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. In either case, any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

The Company was incorporated under the laws of the State of Delaware. Under the General Corporation Law of the State of Delaware (the “Delaware GCL”), a corporation may indemnify any person who was or is a party or is threatened  to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was the Registrant’s director, officer, employee or agent, or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, the Delaware GCL also provides that the Company also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the Company’s right to procure a judgment in its favor by reason of the fact that he or she is or was the Company’s director, officer, employee or agent, or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests. However, in such an action by or on the Company’s behalf, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the Company unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The Company’s certificate of incorporation is consistent with the Delaware GCL. Each of the Company’s directors, officers, employees and agents will be indemnified to the extent permitted by the Delaware GCL. The Company also maintains insurance on behalf of its directors and officers against liabilities asserted against such persons and incurred by such persons in such capacities, whether or not the Company would have the power to indemnify such persons under the Delaware GCL.

The Company has entered into indemnification agreements with its Chief Executive Officer, Chief Financial Officer, Chief Business Development Officer, Vice President Corporate Finance and Communication and Chief Information Officer and certain other employees and each of the Company’s directors pursuant to which the Company has agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is the Company’s director, officer, employee, agent or fiduciary.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.

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Item 9. Undertakings.

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 21, 2018.

DropCar, Inc.

By:	/s/ Spencer Richardson
Name:	Spencer Richardson
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Spencer Richardson and David Newman, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, any and all amendments and post-effective amendments to this Registration Statement, with exhibits to such registration statements and amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Spencer Richardson	Chief Executive Officer	June 21, 2018
Spencer Richardson	(Principal Executive Officer)

/s/ Paul Commons Paul Commons	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 21, 2018

/s/ Joshua Silverman	Chairman of the Board of Directors	June 21, 2018
Joshua Silverman

/s/ Sebastian Giordano	Director	June 21, 2018
Sebastian Giordano

/s/ Brian Harrington	Director	June 21, 2018
Brian Harrington

/s/ Zvi Joseph	Director	June 21, 2018
Zvi Joseph

/s/ Solomon Mayer	Director	June 21, 2018
Solomon Mayer

/s/ David Newman	Director; Chief Business Development Officer	June 21, 2018
David Newman

/s/ Greg Schiffman	Director	June 21, 2018
Greg Schiffman

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form SB-2 filed with the SEC on April 7, 2006).

3.2	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.02 of the Company’s Annual Report on Form 10-K filed with the SEC on July 29, 2015).

3.3	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.01 of the Company’s Current Report on Form 8-K filed with the SEC on March 4, 2013).

3.4	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.01 of the Company’s Current Report on Form 8-K filed with the SEC on May 28, 2013).

3.5	Certificate of Correction to the Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 19, 2014).

3.6	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.01 of the Company’s Current Report on Form 8-K filed with the SEC on April 16, 2015).

3.7	Certificate of Designations, Preferences and Rights of the Series F Convertible Preferred Stock (incorporated by reference to Exhibit 3.01 of the Company’s Current Report on Form 8-K filed with the SEC on October 3, 2014).

3.8	Certificate of Designations, Preferences and Rights of the Series F-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.01 of the Company’s Current Report on Form 8-K filed with the SEC on November 20, 2014).

3.9	Certificate of Designations, Preferences and Rights of the Series G Convertible Preferred Stock (incorporated by reference to Exhibit 3.02 of the Company’s Current Report on Form 8-K filed with the SEC on October 3, 2014).

3.10	Certificate of Designations, Preferences and Rights of the Series G-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.02 of the Company’s Current Report on Form 8-K filed with the SEC on November 20, 2014).

3.11	Certificate of Designations, Preferences and Rights of the Series H Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2015).

3.12	Certificate of Designations, Preferences and Rights of the Series H-1 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 15, 2015).

3.13	Certificate of Designations, Preferences and Rights of the Series H-2 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2016).

3.14	Certificate of Designations, Preferences and Rights of the Series H-3 Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 4, 2017).

3.15	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2018).

3.16	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2018).

3.17	Certificate of Designations, Preferences and Rights of the Series H-4 Convertible Preferred Stock of DropCar, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 9, 2018).

3.18	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2016).

4.1	WPCS International Incorporated Amended and Restated 2014 Equity Incentive Plan. Incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on August 14, 2015.

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 filed herewith).

23.2*	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Marcum LLP, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on signature pages hereto).

99.1*	Non-Qualified Stock Option Agreement, by and between the Registrant and Victoria C. Pasquale, dated as of May 14, 2018.

*	Filed herewith.

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